Exhibit 10.19(a)
Schedule of executive officers of Digene Corporation entering into
Change in Control Employment Agreements
The following executive officers of Digene Corporation have entered into Change in Control Employment Agreements substantially in the form of Exhibit 10.5 to Digene Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003:
Robert McG. Lilley
Vincent J. Napoleon
Joseph P. Slattery